Exhibit 99.1

Yum! Brands Inc. Reports Second-Quarter 2008 EPS of $0.45 per share, 16% Growth Excluding Special Items; Raises Full-Year EPS Growth Forecast to 12% from 11%, Excluding Special Items

LOUISVILLE, Ky.--(BUSINESS WIRE)--Yum! Brands Inc. (NYSE: YUM) today reported results for the second quarter ended June 14, 2008.

SECOND-QUARTER HIGHLIGHTS

  Very strong system-sales growth of +43% in mainland China and +15% in Yum! Restaurants International (YRI), fueled by broad-based unit development, same-store-sales growth, and favorable foreign currency translation.
  Worldwide same-store-sales growth of +4%, including +14% in mainland China, +4% in YRI, and +2% in the U.S. (all figures are system-wide).
  Operating profit growth of +38% in China Division and +18% in YRI, with a 12% decline in the U.S.
  Lower effective tax rate versus prior year.
  Increased quarterly dividend by 27% with our yield now about 2%.
  EPS results as outlined below:

	Second Quarter			Year-to-Date
	2008	2007	% Change	2008	2007	% Change
EPS Excluding Special Items	$0.45	$0.39	+16%	$0.87	$0.74	+17%
Special Items[1]	($0.00)	–	NM	$0.08	–	NM
EPS	$0.45	$0.39	+15%	$0.95	$0.74	+28%

[1] In the second quarter, special items totaled less than a $0.01 negative impact to EPS and included $4 million of pre-tax charges related to U.S. restructuring partially offset by $1 million of pre-tax U.S. refranchising gains.

FULL-YEAR OUTLOOK

The Company, for the second time, raised its full-year 2008 EPS forecast. We expect to generate $1.89 per share or 12% growth, a $0.02 increase from our previous guidance in our first-quarter earnings release. This is prior to full-year net gains from special items of up to $0.06 per share as previously announced in the Company’s full-year 2007 earnings release on February 4, 2008. Full-year reported EPS, including all items, is expected to total up to $1.95, or 16% growth.

David C. Novak, Chairman and CEO, said, “The power of the global Yum! portfolio is most evident even in difficult times, and I’m pleased to report second-quarter EPS growth of 16%, excluding special items. Based on this strong performance, we confidently raise our full-year EPS growth forecast to 12%. The strength of YUM’s global development machine, which will deliver over 1,600 new units in 2008, and the major progress we’re making on key sales growth initiatives gives us confidence we will be able to continue this type of consistent performance in 2009.

“Our strong second-quarter EPS growth of +16% was driven by exceptional profit growth in our international businesses and tax benefits recognized during the quarter. Our global system-sales growth of 11% was led by our China and YRI businesses as well as favorable foreign currency impact. Importantly, our international development pace is full speed ahead, as both our China and YRI businesses are on pace to match or exceed last year’s record performance. As a result, our international businesses delivered spectacular profit growth this quarter with China up 38% and YRI up 18%. In the U.S., our profit declined primarily due to the continuation of high commodity inflation. However, I am pleased to report our U.S. business continues to make top line progress generating second-quarter same-store-sales growth of +2%, the fourth consecutive quarter of positive growth.

“Shareholders should expect us to continue building consistent value by differentiating our portfolio of brands and driving profitable global expansion through our four key strategies that make us not your ordinary restaurant company: build leading brands in China in every significant category; drive aggressive international expansion and build strong brands everywhere; dramatically improve U.S. brand positions, consistency and returns; and drive industry-leading, long-term shareholder and franchisee value.”

CHINA DIVISION
	Second Quarter				Year To Date
($ million, except restaurant counts and percentages)			% Change				% Change
	2008	2007	Reported	Excl F/x	2008	2007	Reported	Excl F/x

Traditional Restaurants-Mainland China (MLC)	2,726	2,281	+20	NA	2,726	2,281	+20	NA
KFC	2,264	1,940	+17	NA	2,264	1,940	+17	NA
Pizza Hut Casual Dining	384	289	+33	NA	384	289	+33	NA
Pizza Hut Home Service	61	41	+49	NA	61	41	+49	NA
System-Sales Growth %			+40	+28			+39	+28
MLC system-sales growth %			+43	+30			+42	+30
MLC Same-Store-Sales Growth %			NA	+14			NA	+13
Restaurant Margin %	17.1	18.2	(1.1)	(1.0)	18.9	20.2	(1.3)	(1.3)
Operating Profit	90	65	+38	+26	191	141	+35	+24

CHINA DIVISION COMMENTS

  Mainland China delivered outstanding same-store-sales growth of 14%, lapping +7% from 2007.
  Mainland China traditional units were up 20% versus prior year with 95 new units opened during the quarter. Year-to-date, mainland China is exceeding the pace of last year’s record development which further strengthens our leadership position in the rapidly growing restaurant industry.
  Restaurant margin declined, as expected, largely due to continued high food cost inflation. Commodity inflation was approximately $16 million for the second quarter and $27 million year-to-date.
  Foreign currency conversion benefited operating profit by $8 million in the second quarter and $16 million year-to-date.
  China results were negatively impacted by unforeseen expenses related to the devastating earthquake in May and meaningful charitable contributions to support the recovery effort.

YUM! RESTAURANTS INTERNATIONAL DIVISION (YRI)

	Second Quarter				Year To Date
($ million, except restaurant counts and percentages)			% Change				% Change
	2008	2007	Reported	Excl F/x	2008	2007	Reported	Excl F/x

Traditional Restaurants	12,368	11,889	+4	NA	12,368	11,889	+4	NA
System-Sales Growth %			+15	+8			+15	+8
Same-Store-Sales Growth %			NA	+4			NA	+4
Franchise & License Fees	149	122	+22	+14	294	243	+21	+14
Operating Margin %	16.5	14.6	+1.9	+1.5	18.2	16.0	+2.2	+1.9
Operating Profit	120	101	+18	+9	259	220	+18	+11

YRI DIVISION COMMENTS

  YRI achieved same-store-sales growth of 4%, lapping +5% from 2007.
  Traditional units were up 4% versus prior year with 160 new units opened in over 20 countries during the quarter of which 97% were opened by franchisees. Year-to-date, new-unit openings equal the record pace of 2007.
  Franchise fees, a key driver of our high-return business, grew by 22% and are expected to reach approximately $675 million for the full-year.
  The strength of foreign currencies versus the U.S. dollar benefited operating profit by $9 million for the quarter and $16 million year-to-date.
  The loss of a VAT exemption in our Mexico business adversely impacted restaurant margin percentage by more than one percentage point and operating profit by $9 million during the second quarter. As previously communicated, this loss is expected to negatively impact restaurant margin percentage by more than one percentage point and operating profit by more than $30 million for the full-year 2008.

UNITED STATES BUSINESS

	Second Quarter			Year To Date
($ million, except restaurant counts and percentages)
	2008	2007	% Change	2008	2007	% Change

Traditional Restaurants	17,865	18,021	(1)	17,865	18,021	(1)
Same-Store-Sales Growth %
System	+2	Even	NM	+2	(2)	NM
Company	+4	(3)	NM	+3	(5)	NM
Franchisee Sales	3,223	3,097	+4	6,275	6,029	+4
Company Sales	1,059	1,060	-	2,093	2,111	(1)
Franchise & License Fees	165	158	+4	322	307	+5
Restaurant Margin %	12.4	15.3	(2.9)	12.4	14.3	(1.9)
Operating Margin %	13.7	15.6	(1.9)	13.5	14.7	(1.2)
Operating Profit	168	191	(12)	325	356	(9)

U.S. BUSINESS COMMENTS

  The U.S. business delivered system same-store-sales growth of 2%, led by Company same-store-sales growth of 4%.
  Restaurant margin and operating profit declined largely due to significant commodity inflation, weak sales and profit results at KFC, and, as anticipated, lapping the 2007 insurance cost favorability of $18 million. Overall, commodity costs increased $30 million compared to prior year. For the full-year, we expect record commodity inflation of over $100 million.

CORPORATE AND UNALLOCATED G&A

  Corporate and unallocated G&A increased by $14 million or 27%, which was higher-than-expected, due to legal expenses, project timing, and incentive compensation accruals.

SHAREHOLDER PAYOUTS

During the second quarter of 2008, we purchased 0.3 million shares at an average price of $37.19, or a total of $11 million. Year-to-date, we have purchased 28 million shares at an average price of $35.41, or a total of $992 million.

In May, we increased our quarterly dividend to $0.19 per share, and as a result, we have nearly quadrupled our dividend since we initiated it just four years ago.

For 2008, we expect to return over $2 billion to shareholders through both dividends and significant share buybacks.

FULL-YEAR GUIDANCE UPDATE

Based on the overall strength and momentum of our business, we are raising our full-year EPS growth forecast to 12% or $1.89 per share excluding special items. Including special items, we are expecting up to $1.95 earnings per share, or 16% growth. For the full-year by business:

  In our China business, we expect full-year system-sales growth of at least 30% and profit growth of at least 27% including foreign currency benefit.
  For YRI, we expect full-year system-sales growth of 10% and profit growth of at least 11% including foreign currency benefit.
  We expect the U.S. business will generate same-store-sales growth of 3% and profit to decline by about 3%.
  Other updates of interest include:
-- An increase in foreign currency benefit.
-- Lower-than-expected increase in interest expense.
-- Lower-than-expected full-year effective tax rate.
-- A further reduction in average diluted shares outstanding.
  Please see the link below for further details.

PLEASE REFER TO THE COMPLETE FULL-YEAR 2008 GUIDANCE UPDATE LOCATED ON OUR WEBSITE AT WWW.YUM.COM/INVESTORS.

2008 Second-Quarter End Dates		2008 Third-Quarter End Dates
International Division	5/19/2008	International Division	8/11/2008
China Division	5/31/2008	China Division	8/31/2008
U.S. Business	6/14/2008	U.S. Business	9/6/2008

CONFERENCE CALL

Yum! Brands Inc. will host a conference call to review the company’s financial performance and strategies at 9:15 a.m. ET Thursday, July 17, 2008. For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning at noon Eastern Time Thursday, July 17, through midnight Friday, July 25. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 52074397.

Online Access: The call and replay can be accessed via Yum! Brands’ investor website, www.yum.com/investors. Select “Management Presentations” from the left-hand menu. A podcast will be available within 24 hours of the end of the call.

ADDITIONAL INFORMATION ONLINE

Second-quarter restaurant-count details, definitions of terms, and segment-results reconciliation are available at www.yum.com/investors. Select “Earnings Releases” from the left-hand menu.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with more than 35,000 restaurants in over 100 countries and territories. The company is ranked #253 on the Fortune 500 List, with revenues in excess of $10 billion in 2007. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened about four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. Since its spin-off as a publicly-traded company in 1997, its stock has more than quadrupled. Last year, the company launched the world’s largest private sector hunger relief effort, in partnership with the United Nations World Food Programme and other hunger relief agencies. This effort helped save over 1.6 million people from starvation in remote corners of the world, where hunger is most prevalent.

Yum! Brands, Inc. Consolidated Summary of Results (amounts in millions, except per share amounts) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	6/14/08	6/16/07		6/14/08	6/16/07
Company sales	$2,323	$2,073	12	$4,417	$4,015	10
Franchise and license fees	330	294	12	644	575	12
Total revenues	2,653	2,367	12	5,061	4,590	10

Costs and expenses, net
Food and paper	766	638	(20)	1,435	1,224	(17)
Payroll and employee benefits	574	527	(9)	1,107	1,041	(6)
Occupancy and other operating expenses	672	598	(12)	1,256	1,152	(9)
Company restaurant expenses	2,012	1,763	(14)	3,798	3,417	(11)
General and administrative expenses	317	287	(11)	593	549	(8)
Franchise and license expenses	13	10	(28)	27	18	(51)
Closures and impairment expenses	8	9	NM	6	13	NM
Refranchising (gain) loss	(1)	(4)	NM	24	(5)	NM
Other (income) expense	(11)	(8)	27	(126)	(28)	NM
Total costs and expenses, net	2,338	2,057	(14)	4,322	3,964	(9)
Operating profit	315	310	1	739	626	18
Interest expense, net	52	38	(34)	105	74	(39)
Income before income taxes	263	272	(4)	634	552	15
Income tax provision	39	58	34	156	144	(8)
Net income	$224	$214	4	$478	$408	17

Effective tax rate	14.8%	21.5%		24.6%	26.1%

Basic EPS Data
EPS	$0.47	$0.41	15	$0.99	$0.77	29
Average shares outstanding	480	528	9	483	530	9

Diluted EPS Data
EPS	$0.45	$0.39	15	$0.95	$0.74	28
Average shares outstanding	498	547	9	501	549	9

Dividends declared per common share	$0.19	$0.15		$0.34	$0.15

See accompanying notes.

Yum! Brands, Inc. CHINA DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	6/14/08	6/16/07		6/14/08	6/16/07

Company sales	$687	$439	57	$1,195	$770	55
Franchise and license fees	16	14	11	28	25	12
Revenues	703	453	55	1,223	795	54

Company restaurant expense, net
Food and paper	259	157	(65)	449	276	(63)
Payroll and employee benefits	100	61	(62)	169	104	(62)
Occupancy and other operating expenses	210	140	(50)	351	234	(50)
	569	358	(59)	969	614	(58)
General and administrative expenses	49	35	(42)	76	55	(38)
Franchise and license expenses	—	—	NM	—	—	NM
Closures and impairment expenses	2	2	NM	2	2	NM
Other (income) expense	(7)	(7)	(9)	(15)	(17)	(15)
	613	388	(58)	1,032	654	(58)
Operating profit	$90	$65	38	$191	$141	35

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	37.7	35.7	(2.0) ppts.	37.6	35.9	(1.7) ppts.
Payroll and employee benefits	14.5	14.0	(0.5) ppts.	14.1	13.5	(0.6) ppts.
Occupancy and other operating expenses	30.7	32.1	1.4 ppts.	29.4	30.4	1.0 ppts.
Restaurant margin	17.1%	18.2%	(1.1) ppts.	18.9%	20.2%	(1.3) ppts.

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan.

As discussed in (d) in the accompanying notes, we began consolidating an entity in China, with 182 units, in which we have a majority interest, on January 1, 2008. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended June 14, 2008 the consolidation of this entity increased Company sales by $68 million, Company restaurant expenses by $54 million, General and administrative expenses by $2 million and Operating profit by $1 million while decreasing Franchise and license fees and Other income by $4 million and $7 million, respectively. For the year to date ended June 14, 2008 the consolidation of this entity increased Company sales by $114 million, Company restaurant expenses by $90 million, General and administrative expenses by $3 million and Operating profit by $2 million while decreasing Franchise and license fees and Other income by $7 million and $12 million, respectively.

Yum! Brands, Inc. INTERNATIONAL DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	6/14/08	6/16/07		6/14/08	6/16/07

Company sales	$577	$574	—	$1,129	$1,134	(1)
Franchise and license fees	149	122	22	294	243	21
Revenues	726	696	4	1,423	1,377	3

Company restaurant expenses, net
Food and paper	183	171	(6)	353	338	(4)
Payroll and employee benefits	152	152	(1)	294	297	1
Occupancy and other operating expenses	181	183	1	349	358	3
	516	506	(2)	996	993	—
General and administrative expenses	87	84	(3)	163	155	(4)
Franchise and license expenses	3	3	(23)	7	6	(22)
Closures and impairment (income) expenses	—	3	NM	(1)	7	NM
Other (income) expense	—	(1)	(100)	(1)	(4)	(89)
	606	595	(2)	1,164	1,157	(1)
Operating profit	$120	$101	18	$259	$220	18

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	31.7	29.9	(1.8) ppts.	31.2	29.8	(1.4) ppts.
Payroll and employee benefits	26.5	26.4	(0.1) ppts.	26.1	26.2	0.1 ppts.
Occupancy and other operating expenses	31.2	31.8	0.6 ppts.	30.9	31.5	0.6 ppts.
Restaurant margin	10.6%	11.9%	(1.3) ppts.	11.8%	12.5%	(0.7) ppts.

Operating margin	16.5%	14.6%	1.9 ppts.	18.2%	16.0%	2.2 ppts.

See accompanying notes.

Yum! Brands, Inc. UNITED STATES Operating Results (amounts in millions) (unaudited)

	Quarter		% Change B/(W)	Year to date		% Change B/(W)
	6/14/08	6/16/07		6/14/08	6/16/07

Company sales	$1,059	$1,060	—	$2,093	$2,111	(1)
Franchise and license fees	165	158	4	322	307	5
Revenues	1,224	1,218	—	2,415	2,418	—

Company restaurant expenses, net
Food and paper	324	310	(5)	633	610	(4)
Payroll and employee benefits	322	314	(2)	644	640	(1)
Occupancy and other operating expenses	281	275	(2)	556	560	1
	927	899	(3)	1,833	1,810	(1)
General and administrative expenses	116	117	2	235	239	2
Franchise and license expenses	7	7	2	17	12	(36)
Closures and impairment expenses	6	4	NM	5	4	NM
Other (income) expense	—	—	NM	—	(3)	(100)
	1,056	1,027	(3)	2,090	2,062	(1)
Operating profit	$168	$191	(12)	$325	$356	(9)

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	30.7	29.2	(1.5) ppts.	30.3	28.9	(1.4) ppts.
Payroll and employee benefits	30.4	29.6	(0.8) ppts.	30.8	30.3	(0.5) ppts.
Occupancy and other operating expenses	26.5	25.9	(0.6) ppts.	26.5	26.5	— ppts.
Restaurant margin	12.4%	15.3%	(2.9) ppts.	12.4%	14.3%	(1.9) ppts.

Operating margin	13.7%	15.6%	(1.9) ppts.	13.5%	14.7%	(1.2) ppts.

See accompanying notes.

Yum! Brands, Inc. Condensed Consolidated Balance Sheets (amounts in millions)

	(unaudited)
	6/14/08	12/29/07
ASSETS
Current Assets
Cash and cash equivalents	$325	$789
Accounts and notes receivable, less allowance: $21 in 2008 and 2007	237	225
Inventories	139	128
Prepaid expenses and other current assets	212	142
Deferred income taxes	145	125
Advertising cooperative assets, restricted	98	72
Total Current Assets	1,156	1,481
Property, plant and equipment, net of accumulated depreciation and amortization of $3,452 in 2008 and $3,283 in 2007	3,875	3,849
Goodwill	665	672
Intangible assets, net	328	333
Investments in unconsolidated affiliates	43	153
Other assets	471	464
Deferred income taxes	288	290
Total Assets	$6,826	$7,242
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,491	$1,650
Income taxes payable	28	52
Short-term borrowings	29	288
Advertising cooperative liabilities	98	72
Total Current Liabilities	1,646	2,062
Long-term debt	3,374	2,924
Other liabilities and deferred credits	1,224	1,117
Total Liabilities	6,244	6,103

Shareholders’ Equity
Common stock, no par value, 750 shares authorized; 475 shares and 499 shares issued in 2008 and 2007, respectively	51	—
Retained earnings	504	1,119
Accumulated other comprehensive income	27	20
Total Shareholders’ Equity	582	1,139
Total Liabilities and Shareholders’ Equity	$6,826	$7,242

See accompanying notes.

Yum! Brands, Inc. Condensed Consolidated Statements of Cash Flows (amounts in millions) (unaudited)

	Year to date
	6/14/08	6/16/07
Cash Flows – Operating Activities
Net income	$478	$408
Depreciation and amortization	250	233
Closures and impairment (income) expenses	6	13
Refranchising (gain) loss	24	(5)
Gain on sale of interest in Japan unconsolidated affiliate	(100)	—
Deferred income taxes	13	(12)
Equity income from investments in unconsolidated affiliates	(20)	(21)
Distributions of income received from unconsolidated affiliates	22	20
Excess tax benefit from share-based compensation	(31)	(33)
Share-based compensation expense	29	29
Changes in accounts and notes receivable	6	(16)
Changes in inventories	(1)	(4)
Changes in prepaid expenses and other current assets	(9)	1
Changes in accounts payable and other current liabilities	(101)	(64)
Changes in income taxes payable	(19)	24
Other non-cash charges and credits, net	66	17
Net Cash Provided by Operating Activities	613	590

Cash Flows – Investing Activities
Capital spending	(335)	(217)
Proceeds from refranchising of restaurants	66	65
Acquisition of restaurants from franchisees	(3)	—
Sales of property, plant and equipment	34	25
Other, net	(4)	11
Net Cash Used in Investing Activities	(242)	(116)

Cash Flows – Financing Activities
Repayments of long-term debt	(257)	(7)
Revolving credit facilities, three months or less, net	475	315
Short-term borrowings by original maturity
More than three months – proceeds	—	1
More than three months – payments	—	(183)
Three months or less, net	(9)	11
Repurchase shares of Common Stock	(994)	(477)
Excess tax benefit from share-based compensation	31	33
Employee stock option proceeds	40	63
Dividends paid on Common Stock	(146)	(119)
Net Cash Used in Financing Activities	(860)	(363)
Effect of Exchange Rate on Cash and Cash Equivalents	8	6
Net Increase (Decrease) in Cash and Cash Equivalents	(481)	117
Change in Cash and Cash Equivalents due to consolidation of an Entity in China	17	—
Cash and Cash Equivalents - Beginning of Period	789	319
Cash and Cash Equivalents - End of Period	$325	$436

See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results (amounts in millions, except per share amounts) (unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results in 2008 on a basis before Special Items. Included in Special Items are the gain on the sale of our minority interest in our Japan unconsolidated affiliate, U.S. refranchising (gain) loss, charges relating to U.S. General and Administrative (“G&A”) productivity initiatives and realignment of resources, as well as investments in our U.S. Brands. These amounts are described in (e) and (f) in the accompanying notes.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2008 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

	Quarter	Year to date
	6/14/08	6/14/08
Detail of Special Items
Gain of the sale of our interest in our Japan unconsolidated affiliate	$—	$(100)
U.S. Refranchising (gain) loss	(1)	25
Charges relating to U.S. G&A productivity initiatives and realignment of resources	2	7
Investments in our U.S. Brands	2	3
Total Special Items (Income) Expense	3	(65)
Tax on Special Items	(1)	24
Special Items (Income) Expense, net of tax	$2	$(41)
Average diluted shares outstanding	498	501
Special Items diluted EPS	$—	$0.08

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit before Special Items	$318	$674
Special Items Income (Expense)	(3)	65
Reported Operating Profit	$315	$739

Reconciliation of EPS Before Special Items to Reported EPS
Diluted EPS before Special Items	$0.45	$0.87
Special Items EPS	—	0.08
Reported EPS	$0.45	$0.95

Notes to the Consolidated Summary of Results, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows (amounts in millions, except per share amounts) (unaudited)

(a)	Percentages may not recompute due to rounding.

(b)	Amounts presented as of and for the quarter and year to date ended June 14, 2008 are preliminary.

(c)	China Division Other (income) expense includes equity income from our investments in unconsolidated affiliates. In the year to date ended June 14, 2008, Unallocated Other (income) expense includes the pre-tax gain on the sale of our unconsolidated affiliate in Japan (see Note e).

(d)

On January 1, 2008 we began consolidating an entity in China in which we have a majority interest. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended June 14, 2008 the consolidation of this entity increased Company sales by $68 million, Company restaurant expenses by $54 million, G&A expenses by $2 million and Operating Profit by $1 million (net of a minority interest of $2 million) while decreasing Franchise and license fees and Other income by $4 million and $7 million, respectively. For the year to date ended June 14, 2008 the consolidation of this entity increased Company sales by $114 million, Company restaurant expenses by $90 million, G&A expenses by $3 million and Operating profit by $2 million (net of a minority interest of $4 million) while decreasing Franchise and license fees and Other income by $7 million and $12 million, respectively. Our Condensed Consolidated Balance Sheet at June 14, 2008 reflects the consolidation of this entity; with Investment in unconsolidated affiliates reduced, the entity's balance sheet consolidated and a minority interest reflected in Other liabilities and deferred credits.

(e)	During December 2007, we sold our interest in our unconsolidated affiliate in Japan for $128 million in cash (includes the impact of related foreign currency contracts that were settled in 2007). Our international subsidiary that owned this interest operates on a fiscal calendar with a period end that is approximately one month earlier than our consolidated period close. Thus, consistent with our historical treatment of events occurring during the lag period, the pre-tax gain on the sale of this investment was recorded in the quarter ended March 22, 2008 as other income and was not allocated to any segment for reporting purposes. However, the cash proceeds from this transaction were transferred from our international subsidiary to the U.S. in December 2007 and were thus reported on our Consolidated Statement of Cash Flows for the year ended December 29, 2007. Additionally, this transaction has been reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results). Our Investment in unconsolidated affiliates decreased as a result of the sale of our unconsolidated affiliate in Japan.

(f)	As part of our plan to transform our U.S. business we are taking several measures in 2008 that we do not believe are indicative of our ongoing operations. These measures include: expansion of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to below 10% by the year end 2010; charges relating to G&A productivity initiatives and realignment of resources (primarily severance and early retirement costs); and investments in our U.S. Brands made on behalf of our franchisees such as equipment purchases. We have traditionally not allocated refranchising (gains) losses for segment reporting purposes and will not allocate the costs associated with the productivity initiatives, realignment of resources and investments in our U.S. Brands to the U.S. segment. Additionally, these items have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).

CONTACT:
Yum! Brands Inc.
Analysts:
Tim Jerzyk, 888-298-6986
Senior Vice President, Investor Relations/Treasurer
or
Bruce Bishop, 888-298-6986
Director Investor Relations
or
Media:
Amy Sherwood, 502-874-8200
Vice President Public Relations